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                                                                    Exhibit 99.1

NORTHWEST BANCORP, INC.
Liberty and Second Streets
Warren PA  16365
February 7, 2002

FOR IMMEDIATE RELEASE

CONTACTS:
William J. Wagner                                    Mark Schoen
President and CEO                                    Chairman and CEO
Northwest Bancorp, Inc.                              Prestige Bancorp, Inc.
Warren, Pennsylvania                                 Pittsburgh, Pennsylvania
TEL: (814) 726-2140                                  TEL: (412)655-1190

NORTHWEST BANCORP TO ACQUIRE PRESTIGE BANCORP

         Warren, Pennsylvania and Pittsburgh, Pennsylvania. February 7, 2002. Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank, and Prestige Bancorp, Inc. (Nasdaq: PRBC), the holding company for Prestige Bank, announced jointly today that they have entered into a definitive agreement under which Northwest Bancorp and Northwest Savings Bank would acquire Prestige Bancorp and Prestige Bank, respectively. Under the terms of the agreement, the shareholders of Prestige Bancorp will receive $13.75 in cash for each share of Prestige Bancorp, resulting in a cash payment by Northwest of approximately $14.7 million. Each of the Boards of Directors has approved the transaction. Due diligence has been completed. The transaction is expected to be completed in the third calendar quarter of 2002 and is subject to approval by the Prestige Bancorp shareholders and applicable regulatory authorities.

         Mark Schoen, Chairman and CEO of Prestige Bancorp, stated, "We are pleased to merge with Northwest. The merger will give us the opportunity to expand services for our customers and allow us to continue to be a community bank. Northwest has the tradition of quality customer service and community involvement that we were seeking in a merger partner."

         William J. Wagner, President and Chief Executive Officer of Northwest Bancorp, stated, "We are very pleased to announce the merger with Prestige. When combined, our bank will operate a network of ten community banking offices in the South Hills of Pittsburgh and Washington County which will give our customers more convenient banking. We are excited about expanding in this market. We intend to continue Prestige Bank's focus on community banking, and we will continue to follow its tradition as a real community bank that has served the South Hills for 66 years. At the same time, we plan to expand the menu of traditional banking products and services and add new, non-traditional services such as brokerage, investment management and trust."



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         Founded in 1896, Northwest Savings Bank holds assets of $3.9 billion and currently operates 118 community banking facilities in 33 counties in Pennsylvania and northeastern Ohio. Locally, the bank currently serves the communities of Bridgeville, Canonsburg, Fredericktown, Marianna, McDonald and Washington.

         Founded in 1935, Prestige Bank, the subsidiary of Prestige Bancorp, operates four offices in the South Hills of Pittsburgh in Bethel Park, Elizabeth, Mt. Oliver and Pleasant Hills. A federally chartered savings bank, Prestige held assets of $197.8 million as of September 30, 2001.

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